   SKYLYNX COMMUNICATIONS, INC.
500 John Ringling Boulevard
Sarasota, FL 34236

March 13, 2006

AJW Partners, LLC
New Millennium Capital Partners II, LLC
AJW Offshore, Ltd.

AJW Qualified Partners, LLC
1044 Northern Boulevard
Suite 302

Roslyn, New York 11576

Re:	SkyLynx Communications, Inc. (the "Company") -
Amendment of Notes

Ladies and Gentlemen:

          This letter sets forth the agreement of the parties hereto to amend the conversion price of certain notes originally issued by the Company to the investors listed in the signature pages hereto (collectively, the "Investors"), on July 29, 2005 (the "Notes").

          By execution hereof, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that:

1.	The Applicable Percentage (as defined in each of the Debt Instruments) shall be 50%.

2.	The Notes are hereby amended in accordance with the foregoing provision. All other provisions of the Notes, as amended from time to time, shall remain in full force and effect.

          In addition, as consideration for entering into this letter agreement, the Investors agree to waive any and all penalties that are now due and owing to the Investors for their failure to file the registration statement on time. In addition, the Investors agree that the Company is not in Default under the terms of the Notes. Lastly, the Investors agree that there will be no additional penalties or an Event of Default under the Notes, so long as the registration statement is declared effective by June 7, 2006.

          The parties shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other parties hereto may reasonable request in order to carry out the intent and accomplish the purposes of this letter agreement, including without limitation the issuance of amended Notes.

          Please signify your agreement with the foregoing by signing a copy of this letter where indicated and returning it to the undersigned.

Sincerely,
SKYLYNX COMMUNICATIONS, INC.

/s/ Gary Brown
Gary Brown
Chief Executive Officer

ACCEPTED AND AGREED:

AJW PARTNERS, LLC
By: SMS GROUP, LLC

/s/ Corey S. Ribotsky
Corey S. Ribotsky, Manager

NEW MILLENNIUM CAPITAL PARTNERS II, LLC
By: First Street Manager II, LLC

/s/ Corey S. Ribotsky
Corey S. Ribotsky, Manager

AJW OFFSHORE, LTD
By: First Street Manager II, LLC

/s/ Corey S. Ribotsky,
Corey S. Ribotsky, Manager

AJW QUALIFIED PARTNERS, LLC
By: AJW Manager, LLC

/s/ Corey S. Ribotsky
Corey S. Ribotsky, Manager